UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2004

TECHNICAL OLYMPIC USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23677	76-0460831

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

4000 Hollywood Blvd., Suite 500-N Hollywood, Florida	33021

(Address of principal executive offices)	(Zip code)

(954) 364-4000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     New Credit Facility

     On October 26, 2004, Technical Olympic USA, Inc. (the “Company”) entered into an unsecured revolving credit facility with Citicorp North America, Inc., as agent for the participating banks (the “New Credit Facility”), that replaced the Company’s existing revolving credit facility. The New Credit Facility permits the Company to borrow up to the lesser of (i) $600.0 million or (ii) the Company’s borrowing base (calculated in accordance with the New Credit Facility) minus the Company’s outstanding senior debt, and includes a letter of credit subfacility of up to $300.0 million. In addition, the Company has the right to increase the size of the facility to provide up to an additional $150.0 million of revolving loans, subject to meeting certain requirements. The New Credit Facility expires on October 26, 2008. Provided the Company is not in default under the New Credit Facility, the Company has the right to extend its term by additional one-year terms on each anniversary date of the New Credit Facility.

     Loans outstanding under the New Credit Facility may be base rate loans or Eurodollar loans, at the Company’s election. Base rate loans accrue interest at a rate per annum equal to (i) an applicable margin plus (ii) the higher of (A) Citicorp’s base rate or (B) 0.5% plus the Federal Funds Rate. Eurodollar loans accrue interest at a rate per annum equal to (i) an applicable margin plus (ii) the reserve-adjusted Eurodollar base rate for the interest period. Applicable margins will be adjusted based on the ratio of the Company’s liabilities to its adjusted tangible net worth or the Company’s senior debt rating. The New Credit Facility requires the Company to maintain specified financial ratios regarding leverage, interest coverage, adjusted tangible net worth and certain operational measurements. The New Credit Facility also places certain restrictions on, among other things, the Company’s ability to pay or make dividends or other distributions, create or permit certain liens, make equity investments in joint ventures, enter into transactions with affiliates and merge or consolidate with other entities. Our obligations under the New Credit Facility are guaranteed by all of our significant domestic subsidiaries, other than our mortgage and title subsidiaries. The Company and its affiliates do not have any material relationship with Citicorp North America, Inc., other than under the New Credit Facility. Guaranty Bank, the lender under our mortgage subsidiary’s existing warehouse line of credit, is a participant in the New Credit Facility. A copy of the New Credit Facility will be filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2004.

     PHMC Credit Facility

     On October 22, 2004, the Company’s mortgage subsidiary, Preferred Home Mortgage Company (“PHMC”) entered into a $100 million revolving credit facility to fund the origination of residential mortgage loans with Countrywide Warehouse Lending, a division of Countrywide Home Loans, Inc. (the “New Warehouse Facility”). PHMC has the right to increase the size of the New Warehouse Facility to provide up to an additional $50.0 million of revolving loans, subject to meeting certain requirements. The New Warehouse Facility expires on October 22, 2005. The New Warehouse Facility bears interest at the 30 day LIBOR rate plus a margin of 1.25% to 3.0% determined based upon the type of mortgage loans being financed. The New Warehouse Facility is secured by funded mortgages which are pledged as collateral and requires PHMC to maintain certain financial ratios and minimums. The New Warehouse Facility also places certain restrictions on, among other things, PHMC’s ability to incur additional debt, create liens, pay or make dividends or other distributions, make equity investments, enter into transactions with affiliates, and merge or consolidate with other entities. Countrywide Correspondent Lending, a division of Countrywide Home Loans, Inc., currently purchases approximately 90% of the mortgages originated by PHMC. A copy of the New Warehouse Facility will be filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2004.

     On October 26, 2004, Guaranty Bank, our lender under our existing warehouse line of credit, terminated the keep-well agreement between us and Guaranty Bank which had obligated us to provide financial support to our mortgage subsidiary, if necessary, for it to maintain certain financial ratios and minimums.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 28, 2004

TECHNICAL OLYMPIC USA, INC.
/s/ Randy L. Kotler
Randy L. Kotler
Vice President — Chief Accounting Officer

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